Exhibit 99.1

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Delta Reports Financial and Operating Performance for January 2015

ATLANTA, Feb. 3, 2015 – Delta Air Lines (NYSE: DAL) today reported financial and operating performance for January 2015.

Consolidated passenger unit revenue (PRASM) for the month of January decreased 3.5 percent year over year, driven by 1.5 points from the impact of lapping prior year’s winter storms and 1 point of pressure from the impact of a weaker yen and euro on international results. The month’s performance was in line with expectations. Domestic demand remained solid. System capacity increased 6 percent for the month which includes 2.5 points of capacity growth from prior year’s winter storms.

The company’s financial and operating performance is detailed below.

Preliminary Financial and Operating Results
January consolidated PRASM change year over year	(3.5)%
January mainline completion factor	98.9%
January on-time performance (preliminary DOT A14)	86.1%

Delta Air Lines serves more than 170 million customers each year. Delta has ranked No.1 in the Business Travel News Annual Airline survey for four consecutive years, a first for any airline. Additionally, Delta was named to FORTUNE magazine’s top 50 Most Admired Companies in addition to being named the most admired airline for the third time in four years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 326 destinations in 59 countries on six continents. Headquartered in Atlanta, Delta employs nearly 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia as well as a newly formed joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Minneapolis/St. Paul, New York-JFK, New York-LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Seattle and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products, services and technology to enhance the customer experience in the air and on the ground. Additional information is available on delta.com, Twitter @Delta, Google.com/+Delta, Facebook.com/delta and Delta’s blog takingoff.delta.com.

	Monthly Traffic Results (a)

	Jan 2015	Jan 2014	Change
RPMs (000):
Domestic	8,735,383	8,357,187	4.5%
Delta Mainline	7,199,563	6,797,579	5.9%
Regional	1,535,819	1,559,608	(1.5%)
International	6,278,989	6,131,291	2.4%
Latin America	1,843,987	1,580,652	16.7%
Delta Mainline	1,812,145	1,549,066	17.0%
Regional	31,842	31,586	0.8%
Atlantic	2,457,068	2,484,990	(1.1%)
Pacific	1,977,934	2,065,649	(4.2%)
Total System	15,014,372	14,488,478	3.6%

ASMs (000):
Domestic	11,063,189	10,419,914	6.2%
Delta Mainline	8,917,147	8,299,777	7.4%
Regional	2,146,042	2,120,137	1.2%
International	7,885,953	7,421,259	6.3%
Latin America	2,242,460	1,852,982	21.0%
Delta Mainline	2,198,529	1,810,678	21.4%
Regional	43,932	42,304	3.8%
Atlantic	3,219,895	3,146,227	2.3%
Pacific	2,423,598	2,422,050	0.1%
Total System	18,949,142	17,841,173	6.2%

Load Factor:
Domestic	79.0%	80.2%	(1.2)	pts
Delta Mainline	80.7%	81.9%	(1.2)	pts
Regional	71.6%	73.6%	(2.0)	pts
International	79.6%	82.6%	(3.0)	pts
Latin America	82.2%	85.3%	(3.1)	pts
Delta Mainline	82.4%	85.6%	(3.2)	pts
Regional	72.5%	74.7%	(2.2)	pts
Atlantic	76.3%	79.0%	(2.7)	pts
Pacific	81.6%	85.3%	(3.7)	pts
Total System	79.2%	81.2%	(2.0)	pts

Mainline Completion Factor	98.9%	95.3%	3.6	pts

Passengers Boarded	12,557,351	11,938,802	5.2%

Cargo Ton Miles (000):	172,424	167,292	3.1%

(a)  Results include flights operated under contract carrier arrangements.